Exhibit 99.1

FinTech Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

NEW YORK, New York/ACCESSWIRE/February 13, 2015 -- FinTech Acquisition Corp. (NASDAQ: FNTCU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses or entities in the financial technology industry, today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit for gross proceeds of $100,000,000 on February 12, 2015. Each unit issued in the initial public offering consists of one share of the Company’s common stock and one warrant to purchase one share of common stock at an exercise price of $12.00 per share. The closing of the offering is anticipated to take place on or about February 19, 2015.

Cantor Fitzgerald & Co. is serving as the sole underwriter for the offering.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on February 12, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co. at 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, 212-915-1970.

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Contact Information:

James J. McEntee, III

Chief Financial Officer

FinTech Acquisition Corp.

jmcentee@fintechacquisition.com

610.745.6923